Exhibit 4.2

Execution Version

CENTURY THERAPEUTICS, INC.

INVESTORS’ RIGHTS AGREEMENT

February 25, 2021

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5.	Tag-Along Rights		23

6.	Miscellaneous		24

	6.1	Successors and Assigns	24
	6.2	Governing Law	25
	6.3	Counterparts	25
	6.4	Titles and Subtitles	25
	6.5	Notices	25
	6.6	Amendments and Waivers	26
	6.7	Severability	26
	6.8	Aggregation of Stock	26
	6.9	Entire Agreement	27
	6.10	Dispute Resolution	27
	6.11	Delays or Omissions	27
	6.12	Acknowledgment	27
	6.13	Submission to Jurisdiction	27
	6.14	Massachusetts Business Trust	28

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INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT, is made as of the 25th day of February, 2021, by and among Century Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and/or shares of Common Stock issued upon conversion thereof;

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, the Existing Investors and the Company.

NOW, THEREFORE, the parties hereby agree as follows:

1.                  Definitions. For purposes of this Agreement:

1.1              “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers (including but not limited to registered investment advisers) of, or shares the same management company or investment adviser with, such Person.

1.2              “Bayer” means Bayer Healthcare LLC.

1.3              “Board” means the Board of Directors of the Company.

1.4              “Casdin” means Casdin Capital, LLC.

1.5              “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation (as it may be amended and/or restated from time to time).

1.6              “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.7              “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8              “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9              “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10          “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11          “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.12          “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13          “FCDI” means FUJIFILM Cellular Dynamics Inc.

1.14          “GAAP” means generally accepted accounting principles in the United States.

1.15          “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16          “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.17          “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18          “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.19          “Key Employee” means any executive-level employee (including, without limitation, any Chief Executive Officer, Chief Technology Officer, Chief Scientific Officer, Chief of Research and Development and any division director and vice president level positions) as well as any employee or consultant who either alone or in concert with others, develops, invents, programs or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.20          “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 750,000 shares of Common Stock issuable or issued upon conversion of the Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.21          “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.22          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.23          “Preferred Directors” means, collectively, the Series A Directors, the Series B Director and the Series C Director.

1.24          “Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.25          “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) any Common Stock held by the Investors as of the date hereof; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.26          “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.27          “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.28          “SEC” means the Securities and Exchange Commission.

1.29          “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.30          “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.31          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.32          “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel and Major Investor Counsel borne and paid by the Company as provided in Section 2.6.

1.33          “Series A Directors” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.34          “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

1.35          “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.36          “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

1.37          “Series C Director” means any director of the Company that the holders of record of the Series C Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.38          “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

1.39          “Versant” means Versant Venture Capital VI, L.P and Versant Vantage II, L.P.

2.                  Registration Rights. The Company covenants and agrees as follows:

2.1              Demand Registration.

(a)                Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b)               Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c)                Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided, further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety day period other than an Excluded Registration.

(d)               The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one (1) demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2              Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3              Underwriting Requirements.

(a)                If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. For purposes of the provision in this Section 2.3(a) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(b)               In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4              Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock then outstanding registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)               prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)               use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)               provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)               promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                 notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                 after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act pursuant to the terms of such insider trading policy.

2.5              Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6              Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; the reasonable fees and disbursements, not to exceed $35,000, of one (1) counsel for the selling Holders (“Selling Holder Counsel”); and at the request of the Major Investors, the reasonable fees and disbursements of one (1) counsel for the Major Investors (“Major Investor Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the

Holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided, further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7              Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8              Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)                To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)               To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)               To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9              Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)               use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10          Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11          “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately prior to the effectiveness of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to (a) the sale of any shares to an underwriter pursuant to an underwriting agreement, or (b) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, or (c) the transfer of any shares owned by a Holder in the Company to its Affiliates, provided that the Affiliate of the Holder agrees to be bound in writing by the restrictions set forth herein, or (d) shares subscribed for or purchased by a Holder in the open market or in such IPO, and provided further that any such transfer in the case of (b) or (c) above shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. In the event that the Company or the managing underwriter waives or terminates any of the restrictions contained in this Section 2.11 or in a lock-up agreement with respect to the securities of any Holder, officer, director or greater than one-percent stockholder of the Company (in any such case, the “Released Securities”), the restrictions contained in this Section 2.11 and in any lock-up agreements executed by the Holders shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or greater than one-percent stockholder.

2.12          Restrictions on Transfer.

(a)                The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. The Company may, in its sole discretion, require a transferring Holder to pay the Company’s reasonable out-of-pocket expenses in connection with a transfer, unless the transferee is an Affiliate of the transferring Holder. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b)               Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) bear a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)                The holder of each certificate, instrument or book-entry representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.12. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or, following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that, other than in connection with a transfer in compliance with SEC Rule 144 following the IPO, each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13          Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)                the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, and only after fulfillment of the obligations set forth under Article Fourth, Part B, Section 2.3.2 of the Certificate of Incorporation in connection with such Deemed Liquidation Event;

(b)               such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)                the third (3rd) anniversary of the Qualified IPO (as defined in the Certificate of Incorporation).

3.                  Rights to Future Stock Issuances.

3.1              Right of First Offer. Subject to the terms and conditions of this Section 3.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement

of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

(a)                The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)               By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 3.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 3.1(b).

(c)                If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 3.1(b), the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 3.1.

The right of first offer in this Section 3.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Preferred Stock pursuant to the Purchase Agreement.

3.2              Termination. The covenants set forth in Section 3.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

4.                  Additional Covenants.

4.1              Information Rights.

(a)                Delivery of Financial Statements. Subject to Section 4.1(c) of this Agreement, the Company shall deliver to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company (provided further that venture capital or other investment funds shall not be considered competitors of the Company):

(i)                 as soon as practicable, but in any event no later than sixty (60) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(ii)               as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by an independent public accountant selected by the Board, together with a written report comparing the foregoing to the Budget for such fiscal year; provided, however, that the Board (including both Series A Directors) may waive the audit requirement in any given fiscal year for the financial statements set forth in this Section 4.1(a);

(iii)             as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), together with a written report comparing the foregoing to the Budget;

(iv)             as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company; and

(v)               as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), together with a written report comparing the foregoing to the Budget for such month.

(b)               Subsidiaries. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(c)                Registration. Notwithstanding anything else in this Section 4.1 to the contrary, the Company may cease providing the information set forth in this Section 4.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 4.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

4.2              Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

4.3              Inspection. The Company shall permit each Major Investor (provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company); provided, further, that venture capital or other investment funds shall not be considered competitors of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.4              Observer Rights. (a) As long as Versant or its Affiliates owns any shares of Preferred Stock of the Company, the Company shall invite a representative of Versant to attend all meetings of its Board in a nonvoting observer capacity; (b) as long as FCDI or its Affiliates owns any shares of Preferred Stock of the Company, the Company shall invite a representative of FCDI to attend all meetings of its Board in a nonvoting observer capacity; (c) as long as Casdin or its Affiliates owns any shares of Preferred Stock of the Company, the Company shall invite a representative of Casdin to attend all meetings of its Board in a nonvoting observer capacity; and

(d) as long as Bayer or its Affiliates owns any shares of Preferred Stock of the Company, the Company shall invite a representative of Bayer to attend all meetings of its Board in a nonvoting observer capacity. The Company shall give any such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company (provided that venture capital or other investment funds shall not be considered competitors of the Company).

4.5              Termination of Information and Observer Rights. The covenants set forth in Section 4.1, Section 4.3 and Section 4.4 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

4.6              Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company by virtue of such Investor’s status as a stockholder (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.6 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any shares of capital stock from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 4.6; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business or fundraising purposes, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.7              Insurance. The Company shall use its commercially reasonable efforts to obtain, within sixty (60) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount of at least Two Million Dollars ($2,000,000) and on terms and conditions satisfactory to the Board, including at least two (2) Preferred Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.

4.8              Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board, including at least two (2) Preferred Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of at least two (2) Preferred Directors.

4.9              Employee Stock. Unless otherwise approved by the Board, including at least two (2) Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, without any vesting acceleration rights, and (ii) a market stand-off provision substantially similar to that in Section 2.11 of this Agreement. In addition, unless otherwise approved by the Board, including at least two (2) Preferred Directors, the Company shall retain a “right of first refusal” until the Company’s IPO on employee transfers and shall have the right to repurchase unvested shares at cost upon termination of employment or service of a holder of restricted stock.

4.10          Reserved.

4.11          Matters Requiring Preferred Director Approval. During such time or times as the holders of Preferred Stock are entitled to elect at least two (2) Preferred Directors and such seats are filled, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include at least two (2) Preferred Directors:

(a)                amend, alter or repeal in any material respect the nature or purpose of the Company’s business as set forth in Section 4.16;

(b)               approve any Budget, or modify or amend any existing Budget if such modification or amendment, taken together with any other modifications or amendments for such Budget, would result in an increase to the previously-allocated aggregate budget amount for such period by an amount greater than 20% of such Budget;

(c)                make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(d)               make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(e)                guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(f)                incur any aggregate indebtedness in excess of $1,000,000 that is not already included in the Budget, other than trade credit incurred in the ordinary course of business;

(g)               enter into any agreement or transaction with any executive officer, director or stockholder of the Company, or any of their respective Affiliates, except for compensation arrangements with employees in the ordinary course of business;

(h)               hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to the Chief Executive Officer or the Chief Financial Officer; or

(i)                 enter any agreement or commitment to do any of the foregoing.

4.12          Board Matters. The Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the Preferred Directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board.

4.13          Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith among the Investors and the Company), the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one (1) or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one (1) or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

4.14          Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

4.15          Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Casdin, Bayer, Versant, FCDI, MW XO Health Innovations Fund, LP (“MW”), The Biotech Growth Trust PLC and OrbiMed Genesis Master Fund, L.P. (collectively, “OrbiMed”), TNY Holdings Limited (“H Investor”) RA Capital Management L.P. (“RA Capital”), (together with each of their respective Affiliates) are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, none of Casdin, Bayer, Versant, FCDI, MW, OrbiMed, H Investor nor RA Capital shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by Casdin or its Affiliates, Bayer or its Affiliates, Versant or its Affiliates, FCDI or its Affiliates, MW or its Affiliates, OrbiMed or its Affiliates, H Investor or its Affiliates or RA Capital or its Affiliates, as applicable, in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of Casdin or its Affiliates, Bayer or its Affiliates, Versant or its Affiliates, FCDI or its Affiliates, MW or its Affiliates, OrbiMed or its Affiliates, H Investor or its Affiliates or RA Capital or its Affiliates, as applicable, to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

4.16          Business of the Company. The Investors and the Company agree that the business and purpose of the Company will be the development and commercialization of cancer immunotherapy products based on human iPSC manufactured by FCDI or its Affiliates (including TiPSC-derived T/NK cells).

4.17          Real Property Holding Corporation. Promptly following (and in any event within ten (10) days after receipt of) written request by a non-U.S. Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding; provided that no written statement shall be provided to an Investor who, within prior the 5-year period, holds five percent (5%) or less of any class of stock that is regularly traded on an established securities market.

4.18          No Use of Trademarks or Logos. Without the prior written consent of H Investor, neither the Company nor any of its Affiliates shall use, publish, reproduce, or refer to H Investor, its related parties, controlling persons, or any similar name, trademark or logo in any non-internal discussion, documents or materials, including without limitation for marketing, advertising or publicity purposes.

4.19          Termination of Covenants. The covenants set forth in this Section 4, except for Sections 4.2 and 4.14, or as set forth in Section 4.5, shall terminate and be of no further force or effect (i) immediately before the consummation an IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act or (iii) upon the consummation of a Deemed Liquidation Event, but only after fulfillment of the obligations set forth under Article Fourth, Part B, Section 2.3.2 of the Certificate of Incorporation in connection with such Deemed Liquidation Event, whichever event occurs first.

5.                  Tag-Along Rights.

5.1              In the event one or more Investors (referred to as the “Concerned Party” for purposes of this Section 5) agrees to sell or transfer (a “Transfer”) any shares of Common Stock or Preferred Stock (collectively, “Securities”) to a third party (other than an Affiliate of such Investor) acting alone or in concert (referred to as the “Acquiror” in this Section 5), in a single Transfer or a series of related Transfers, and as a result of such Transfer, the Acquiror would hold, immediately or on a due date, more than fifty percent (50%) of the outstanding Securities of the Company on an as-converted basis (“Control” for purposes of this Section 5) then the other Investors (hereafter referred to as the “Non-Concerned Parties”) shall have a full tag-along right, pursuant to which each of the Non-Concerned Parties may transfer to the Acquiror all of its Securities on the same terms and conditions as offered by the Acquiror to the Concerned Party.

5.2              Accordingly, prior to completing the Transfer of any or all of its Securities to an Acquiror and as a condition of entering into any binding commitment in respect of such Transfer, the Concerned Party shall secure the Acquiror’s irrevocable undertaking to purchase any such Securities of the Non-Concerned Parties that they may wish to sell, on the same terms and conditions as offered by the Acquiror to the Concerned Party.

5.3              In the circumstances referred to in Section 5.1 above, the Concerned Party shall provide written notice to the Company, which will then provide written notice to each of the Non-Concerned Parties (a “Proposed Transfer Notice”), of the proposed Transfer by the Concerned Party of Securities to the Acquiror, the terms and conditions of such proposed Transfer, and that the Non-Concerned Parties may exercise their full tag-along right provided for in this Section 5 with respect to such proposed Transfer.

5.4              Each Non-Concerned Party shall have a period of thirty (30) days from receipt of the Proposed Transfer Notice to exercise their full tag-along right in accordance with the following terms and conditions:

(a)                If a Non-Concerned Party wishes to exercise its full tag-along right, they shall notify the Concerned Party, prior to the expiration of the thirty (30)-day period referred to above, of the number of Securities that they own and wish to transfer (the “Offered Securities”).

(b)               In the event of exercise by any Non-Concerned Party of its full tag-along right, the terms and conditions of the proposed Transfer of the Offered Securities, including the purchase price per Security payable by the Acquiror for the Offered Securities, will be the same as offered by the Acquiror to the Concerned Party; the purchase price per Security so determined shall be based upon the total purchase price payable by the Acquiror with respect to all Securities to be acquired by the Acquiror in such transactions, which shall then be allocated among the Investors selling Securities to the Acquiror on a pro rata basis.

(c)                In the event of exercise by any of the Non-Concerned Parties of its full tag-along right, the Transfer of the Offered Securities shall take place within fifteen (15) days of the latter of (i) the expiration of the thirty (30)-day period provided for exercise of the full tag-along right set forth in this Section 5 and (ii) the date of receipt of all approvals and termination of all waiting periods, in each case, under applicable law in connection with such proposed Transfer. In order to ensure the purchase by the Acquiror of the Offered Securities and payment thereof within said period, the Concerned Party shall only transfer ownership of the Securities to the Acquiror and receive the price therefor if the Acquiror is simultaneously transferred ownership of, and pays the transfer price of, the Offered Securities.

(d)               In the event that no Non-Concerned Party shall exercise its full tag-along right, the Concerned Party may proceed with the Transfer on the terms set forth in the Proposed Transfer Notice within thirty (30) days of the later of (i) the expiry of the full tag-along right exercise period and (ii) the date of receipt of any required governmental approvals for the consummation of the Transfer. Should the Concerned Party fail to complete such Transfer within such period, it shall be bound, prior to any Transfer of its Shares, to comply with the provisions of this Section 5.

6.                  Miscellaneous.

6.1              Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i)

is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) or, if less, all of the Registrable Securities held by such Holder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided, further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2              Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4              Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5              Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address or email address as set forth on the signature page or on Schedule A hereto or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Troutman Pepper Hamilton Sanders LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103-2799, Attn: Rachael M. Bushey, rachael.bushey@troutman.com; and if notice is given to Versant or its Affiliates, a copy (which shall not constitute notice) shall also be sent to Versant Venture Capital VI, L.P., One Sansome Street, Suite 3630, San Francisco, CA 94104, Attention: Robin L. Praeger.

6.6              Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities, voting as a separate class and on an as-converted basis; provided that, the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided, further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors, in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (ii) Section 4.4(d), Section 4.15, this Section 6.6 and Section 6.13 may not be amended without the written consent of Bayer, (iii) Section 4.4(c), Section 4.15, this Section 6.6 and Section 6.13 may not be amended without the written consent of Casdin, (iv) Section 4.4(b), Section 4.15, this Section 6.6 and Section 6.13 may not be amended without the written consent of FCDI, (v) Section 4.4(a), Section 4.15, this Section 6.6 and Section 6.13 may not be amended without the written consent of Versant, and (vi) Section 4.15 may not be amended without the written consent of each of MW, OrbiMed, H Investor and RA Capital, and (vii) this Agreement may not be amended to impose any additional restrictions on the rights of an Investor to transfer or dispose of, directly or indirectly, any securities issued by the Company without the written consent of Casdin, Bayer, FCDI and Versant. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7              Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.8              Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.9              Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.10          Dispute Resolution. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.11          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12          Acknowledgment. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement will preclude or restrict the Investors from investing or participating in any particular enterprise.

6.13          Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.14          Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of each Investor advised or sub-advised by Fidelity Management & Research Company LLC (each, a “Fidelity Investor”) or any Affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of such Fidelity Investor or any Affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of such Fidelity Investor or any Affiliate thereof individually but are binding only upon such Fidelity Investor or any Affiliate thereof and its assets and property.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:

CENTURY THERAPEUTICS, INC.

By:	/s/ Osvaldo Flores, Ph.D.
Name:	Osvaldo Flores, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AVIDITY MASTER FUND LP

By:	/s/ Michael Gregory
Name:	Michael Gregory
Title:	Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AVIDITY CAPITAL FUND II LP

By:	/s/ Michael Gregory
Name:	Michael Gregory
Title:	Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

VERSANT VENTURE CAPITAL VI, L.P.
By:	Versant Ventures VI GP, L.P.
By:	Versant Ventures VI GP-GP, LLC
Its: General Partner

By:	/s/ Thomas Woiwode
Name:	Thomas Woiwode
Title:	Managing Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

VERSANT VENTURE II, L.P.
By:	Versant Ventures II GP, L.P.
By:	Versant Ventures II GP-GP, LLC
Its: General Partner

By:	/s/ Thomas Woiwode
Name:	Thomas Woiwode
Title:	Managing Director

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Healthcare Fund GP, LLC
Its: General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street, 18th Floor
Boston, MA 02116
Attn: General Counsel

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL NEXUS FUND II, L.P.

By: RA Capital Nexus Fund II GP, LLC
Its: General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street, 18th Floor
Boston, MA 02116
Attn: General Counsel

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ORBIMED GENESIS MASTER FUND, L.P.

By: OrbiMed Genesis GP LLC,
its General Partner

By: OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Geoffrey Hsu
Name:	Geoffrey Hsu
Title:	Member

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

THE BIOTECH GROWTH TRUST PLC

By:	OrbiMed Capital LLC, solely in its Capacity as Portfolio Manager

By:	/s/ Geoffrey Hsu
Name:	Geoffrey Hsu
Title:	Member

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

OCTAGON INVESTMENTS MASTER FUND LP

By: Octagon Capital Advisors LP,
its Investment Manager

By:	/s/ Ting Jia
Name:	Ting Jia
Title:	Managing Member

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

OCTAGON PRIVATE OPPORTUNITIES FUND LP

By: Octagon Capital Advisors LP,
its Investment Manager

By:	/s/ Ting Jia
Name:	Ting Jia
Title:	Managing Member

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

MW XO HEALTH INNOVATIONS FUND LP

By:	Marshall Wace North America, LP
Its:	Investment Manager

By:	Marshall Wace LLC
Its:	General Partner of the Investment Manager

By:	/s/ Michael Sargent
Name:	Michael Sargent
Title:	Authorized Signatory

By:	/s/ Courtney Lewis
Name:	Courtney Lewis
Title:	Authorized Signatory

Address:	DMS Corporate Services Ltd
PO Box 1344, Suite 5B20, 2nd Floor
One Nexus Way, Camana Bay
Grand Cayman KY1-1108,
Cayman Islands

With a copy (which shall not constitute notice) to:

Crowell & Moring LLP
Attn: Lex Eley
1001 Pennsylvania Ave. NW
Washington, DC 20004

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

LOGOS OPPORTUNITIES FUND II, L.P.
By: Logos Opportunities GP, LLC
Its General Partner

By:	/s/ Graham Walmsley
Name:	Graham Walmsley
Title:	Managing Member

Address:	1 Letterman Drive
Building D, Suite D3-700
San Francisco, CA 94129

By:	/s/ Arsani William
Name:	Arsani William
Title:	Managing Partner

Address:	1 Letterman Drive
Building D, Suite D3-700
San Francisco, CA 94129

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FIDELITY SELECT PORTFOLIOS:
BIOTECHNOLOGY PORTFOLIO

By:	/s/ Chris Maher
Name:	Chris Maher
Title:	Authorized Signatory

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FIDELITY ADVISOR SERIES VII: FIDELITY
ADVISOR BIOTECHNOLOGY FUND

By:	/s/ Chris Maher
Name:	Chris Maher
Title:	Authorized Signatory

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FIDELITY MT. VERNON STREET TRUST: FIDELITY GROWTH COMPANY K6 FUND

By:	/s/ Chris Maher
Name:	Chris Maher
Title:	Authorized Signatory

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

QH OIL INVESTMENTS LLC

By:	/s/ Mohammed Al-Jalahma
Name:	Mohammed Al-Jalahma
Title:	Director and Chairman

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FEDERATED HERMES KAUFMANN FUND

By: Federated Global Investment Management Corp., as attorney-in-fact for Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds

By:	/s/ Stephen Van Meter
Name:	Stephen Van Meter
Title:	Vice President and Chief Compliance Officer

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FEDERATED HERMES KAUFMANN SMALL CAP FUND

By: Federated Global Investment Management Corp., as attorney-in-fact for Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds

By:	/s/ Stephen Van Meter
Name:	Stephen Van Meter
Title:	Vice President and Chief Compliance Officer

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FEDERATED HERMES KAUFMANN FUND II

By: Federated Global Investment Management Corp., as attorney-in-fact for Federated Hermes Kaufmann Fund II, a portfolio of Federated Hermes Insurance Series

By:	/s/ Stephen Van Meter
Name:	Stephen Van Meter
Title:	Vice President and Chief Compliance Officer

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CASDIN PARTNERS MASTER FUND, L.P.

By: Casdin Partners GP, LLC, its General Partner

By:	/s/ Kevin O’Brien
Name:	Kevin O’Brien
Title:	General Counsel

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CASDIN PRIVATE GROWTH EQUITY FUND, L.P.

By: Casdin Private Growth Equity Fund GP, LLC,
its General Partner

By:	/s/ Kevin O’Brien
Name:	Kevin O’Brien
Title:	General Counsel

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

BAYER HEALTHCARE LLC

By:	/s/ Kelly Gast
Name:	Kelly Gast
Title:	President

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

TNY HOLDINGS LIMITED

By:
Its:

By:	/s/ Colm O’Connell
Name:	Colm O’Connell
Title:	Authorized Signatory

Address:	89 Nexus Way, Camana Bay
P.O. Box 31106
Grand Cayman KY1-1205
Cayman Islands
Emails: zczhang@hillhousecap.com
/ myi@hillhousecap.com

With a copy (which shall not constitute notice
to):

C Suite 2202, 22nd Floor
Two International Finance Centre
8 Finance Street
Central, Hong Kong
Attention: Adam Hornung
Email: legal@hillhousecapital.com

With a copy (which shall not constitute notice
to):

Goodwin Proctor (Hong Kong) LLP
38th Floor, Edinburgh Tower
The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Yash Rana /Abhishek
Krishnan
Email: yrana@goodwinlaw.com akrishnan@goodwinlaw.com

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FUJIFILM CELLULAR DYNAMICS INC.

By:	/s/ Takeshi Yamamoto
Name:	Takeshi Yamamoto
Title:	President and Chief Executive Officer

[Signature Page to Investors’ Rights Agreement]

SCHEDULE A

INVESTORS

Name and Address

Versant Vantage II, L.P. One Sansome Street Suite 3630 San Francisco, CA 94104 Attention: Robin L. Praeger
Versant Venture Capital VI, L.P. One Sansome Street Suite 3630 San Francisco, CA 94104 Attention: Robin L. Praeger
Bayer HealthCare LLC 100 Bayer Boulevard Whippany, NJ 07981 Attention: Juergen Eckhardt; Pamela Sisson Email: Juergen Eckhardt@bayer.com; pamela.sisson@bayer.com
FUJIFILM Cellular Dynamics Inc. 525 Science Drive Madison, WI 53711
Casdin Partners Master Fund, L.P. c/o Casdin Capital, LLC 1350 Avenue of the Americas, 26th Floor New York, NY 10019
Casdin Private Growth Equity Fund, L.P. c/o Casdin Capital, LLC 1350 Avenue of the Americas, 26th Floor New York, NY 10019
Fidelity Select Portfolios: Biotechnology Portfolio c/o Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005 BBH.Fidelity.CA.Notifications@BBH.com
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

Schedule A-1

c/o State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: Bangle & Co fbo Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

Email: SSBCORPACTIONS@StateStreet.com

Fax number: 617-988-9110

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund c/o BNY Mellon PO Box 392002 Pittsburgh PA 15230 fidelitycorporateevents@bnymellon.com
Federated Hermes Kaufmann Fund 4000 Ericsson Drive Warrendale, PA 15086-7561 Attn: Christine Zorovich
Federated Hermes Kaufmann Small Cap Fund 4000 Ericsson Drive Warrendale, PA 15086-7561 Attn: Christine Zorovich
Federated Hermes Kaufmann Fund II 4000 Ericsson Drive Warrendale, PA 15086-7561 Attn: Christine Zorovich

MW XO Health Innovations Fund, LP

c/o DMS Corporate Services Ltd

PO Box 1344, Suite 5B20, 2nd Floor

One Nexus Way, Camana Bay

Grand Cayman KY1-1108, Cayman Islands

With a copy (which shall not constitute notice) to:

Crowell & Moring LLP
Attn: Lex Eley
1001 Pennsylvania Ave. NW
Washington, DC 20004

Logos Opportunities Fund II, L.. Attn: Virginia Yee c/o Logos Capital 1 Letterman Dr, Ste. D3-700

Schedule A-2

San Francisco, CA 94129 virginia@logoscapital.com
RA Capital Healthcare Fund, L.P. c/o RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel
RA Capital NEXUS Fund II, L.P. c/o RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

TNY Holdings Limited

89 Nexus Way, Camana Bay

P.O. Box 31106

Grand Cayman KY1-1205

Cayman Islands

Emails: zczhang@hillhousecap.com / myi@hillhousecap.com

With a copy to (which shall not constitute notice to):
Suite 2202, 22nd Floor,

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Attention: Adam Hornung
Email: legal@hillhousecapital.com

With a copy to (which shall not constitute notice to):
Goodwin Proctor (Hong Kong) LLP

38th Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Yash Rana / Abhishek Krishnan
Email: yrana@goodwinlaw.com / akrishnan@goodwinlaw.com

The Biotech Growth Trust PLC Attention: General Counsel 601 Lexington Avenue, 54th Floor New York, NY 10022 Phone: (212) 739-6400

Schedule A-3

Email: Legal@OrbiMed.com
OrbiMed Genesis Master Fund, L.P. Attention: General Counsel 601 Lexington Avenue, 54th Floor New York, NY 10022 Phone: (212) 739-6400 Email: Legal@OrbiMed.com
Avidity Master Fund LP 2828 N. Harwood St. Suite 1220 Dallas, TX 75201
Avidity Capital Fund II LP 2828 N. Harwood St. Suite 1220 Dallas, TX 75201
Octagon Investments Master Fund LP c/o Octagon Capital Advisors 654 Madison Ave, 16th Floor New York, NY 10065
Octagon Private Opportunities Fund LP c/o Octagon Capital Advisors 654 Madison Ave, 16th Floor New York, NY 10065
QH Oil Investments LLC Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar

Schedule A-4